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                                                                    EXHIBIT 99.1

                                 NO. 00-05-14040

TEXAS EQUIPMENT CORPORATION,                )         IN THE DISTRICT COURT
TEXAS EQUIPMENT CORPORATION,                )
INC., PAUL CONDIT, PAUL CONDIT II,          )
JOHN CONDIT, JEFFREY CONDIT, AND            )
THE CONDIT FAMILY TRUST,                    )
                                            )
         PLAINTIFFS,                        )
                                            )         106TH JUDICIAL DISTRICT
V.                                          )
                                            )
SERVICE INVEST AS, RHADICA SINGH,           )
PER GROBSTOK, KLAUS KRAEMER,                )
WALTER PLATTLER AND                         )
KARL HEINZ ROEDER,                          )
                                            )
         DEFENDANTS.                        )         GAINES COUNTY, TEXAS

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                   ORIGINAL PETITION FOR DECLARATORY JUDGMENT

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TO THE HONORABLE COURT:

         Pursuant to the Declaratory Judgments Act, Chapter 37 of the Texas Civil Practice and Remedies Code, Texas Equipment Corporation ("TEC Corp.") and Texas Equipment Co., Inc. ("TECI"), (collectively, "TEC"), and Paul Condit, Paul Condit II, John Condit, Jeffrey Condit, and the Condit Family Trust (collectively "the Condits" or "Condit Family"), petition the Court for a declaration (i) the Condit Family is not required to return any TEC Corp. shares owned by the Condit Family to the Treasury of TEC Corp.; and (ii) that certain fees paid to the Condits by TEC Corp., in exchange for personal guarantees of business debts of TEC Corp., are in all respects fair, reasonable, just, and in accordance with proper business practices, and do not constitute a waste of corporate assets or a breach of any duty to TEC's minority stockholders, investors or any other interested party. In support of this petition, TEC and the Condits show as follows:


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                             DISCOVERY CONTROL PLAN


         1. Discovery is intended to be conducted under Texas Rule of Civil Procedure Rule 190.4.

                                     PARTIES

         2. TECI is a Texas corporation that conducts business in Gaines County, Texas, and specializes in the distribution, sales, service and rental of agricultural equipment. TEC Corp. is a Nevada corporation and the parent company of TECI. Paul Condit is an individual residing in Gaines County, Texas, President and CEO of TEC Corp., and a shareholder in TEC Corp. Plaintiff Paul Condit II is an individual residing in Bexar County, Texas, and a shareholder in TEC Corp. Plaintiff John Condit is an individual residing in Bexar County, Texas, Secretary and Treasurer of TEC Corp. and a shareholder in TEC Corp. Plaintiff Jeffrey Condit is an individual residing in Lubbock County, Texas, and a shareholder in TEC Corp. Plaintiff Condit Family Trust is a trust that conducts business in Lubbock County, Texas, and a shareholder in TEC Corp.

         3. The parties who have an interest in, or who may be affected by the matter made the subject of this action are Service Invest AS, an entity that is organized under the laws of Norway, and individual defendants Rhadica Singh, Per Grobstock, Klaus Kraemer, Walter Plattler, and Karl Heinz Roeder, who, on information and belief, are residents of Norway (collectively, the "European Investors"). The European Investors may be served with process at Service Invest AS, Alexandra Garden, Arnstein Arneberegsvei 30, N-1324 Lysaker, Norway, pursuant to the Hague Convention on the Service Abroad of Judicial and Extrajudicial Documents.


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                                  JURISDICTION

         4. The Court has subject matter jurisdiction because the amount in controversy exceeds the minimum jurisdictional requirements of the Court.

                                      VENUE

         5. Venue is proper in this Court pursuant to Texas Civil Practice & Remedies Code Section 15.002(a)(4) and 15.003(a) because TEC, TECI and Paul Condit were residents of Gaines County at the time this cause of action accrued.

                               NATURE OF THE CASE

         6. In 1996, TECI, then a privately held company owned by the Condits, entered into a common stock exchange agreement, (the "Exchange Agreement") with a development stage, publicly-held corporation then known as Marinex Multimedia Corporation ("Marinex"), which had insignificant revenues and whose pre-exchange business subsequently failed and was discontinued. The European Investors were at that time shareholders of Marinex. As a result of the Exchange Agreement, former shareholders in TECI (the Condits) became shareholders of Marinex and the corporate name of Marinex was concurrently changed to Texas Equipment Corporation. The failing operations of Marinex, in which the European Investors invested prior to the Exchange Agreement, were ultimately discontinued in 1997. In contrast, TEC Corp., through its subsidiary TECI, continues to operate a very substantial business, specializing in the distribution, sales, service and rental of agricultural equipment, primarily supplied by Deere & Company and its subsidiaries ("Deere"). TEC's stores are located in West Texas and Eastern New Mexico. TEC operates the largest network of Deere agricultural equipment dealers in Texas, and is one of the largest in the United States and Canada. Unsatisfied with having been bailed out of a failing investment by the Condits, the European Investors now seek to increase



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their percentage share of TEC Corp. at the expense of the Condits by demanding that the Condits return a large number of their TEC Corp. shares to the TEC Corp. Treasury. In addition, the European Investors claim that guarantee fees paid to the Condits, in exchange for the Condits' personal guarantees of loans necessary to finance TEC Corp.'s operations, are improper and wasteful.

         THE RETURN OF SHARES CONTROVERSY

         7. At the time the Exchange Agreement was executed, TECI did not yet have audited financial statements. Thus, pursuant to Section 2.5 of the Exchange Agreement,(1) TECI made certain representations and warranties regarding the unaudited TECI financial statements for the 1992 - 1995 calendar years. Specifically, TECI represented that its unaudited figures fairly presented the financial position of TECI as of December 31, 1995. TECI also engaged Killman, Murrell & Company, P.C., Certified Public Accountants of Odessa, Texas ("Killman"), to prepare audited financial statements for the then completed 1994-1995 calendar years, and for the 1996 calendar year then in progress in order to substantiate its representations.

         8. In anticipation of the audit and anticipating at least certain audit adjustments which might be substantial for a company undergoing its first audit, the parties to the Exchange Agreement agreed that, in the event the audited amounts of TECI's (i) assets, (ii) stockholders equity, (iii) gross revenue, or
(iv) net income after tax, as of December 31, 1995, resulted in a downward adjustment of ten percent (10%) or more from the unaudited figures in any of those categories, the TECI shareholders, consisting of only the Condits, would return a certain number of TEC Corp. shares to the Treasury, pursuant to a formula set out in the Exchange Agreement. For convenience, this audit/share-return provision is referred to as the "Shortfall Provision." A

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(1) A copy of the Exchange Agreement is attached as Exhibit "A" and hereby incorporated by reference.


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similar Shortfall Provision was agreed upon by the parties to the Exchange
Agreement for unaudited TECI financial statements for the 1996 calendar year.

         9. However, the parties further agreed to limit the Shortfall Provisions as follows:

            "There will be no Shortfall [return of shares], however, if the downward adjustment [in any of the four identified categories] is matched by an upward adjustment greater than 10% in either the net income or shareholder's equity columns."

Pursuant to the express agreement of the parties, Killman audited the 1995 and 1996 TECI financial records and made a determination that no return of shares to the Treasury for 1995 was required. Furthermore, Killman determined that "no shares of stock are required to be returned . . . for the year ended December 31, 1996 as all [specified categories] represent an increase for the year." A copy of Killman's findings that no return of shares was required for 1995 and 1996, which is dated April 11, 1997, is attached as Exhibit "B" and hereby incorporated by reference. Killman's findings are binding upon the parties to the Exchange Agreement.

         10. Notwithstanding the finding of independent auditors that no return of shares is required for 1995 and 1996, the European Investors now interpret
Section 2.5 of the Exchange Agreement as requiring the Condit Family to return over 1.1 million TEC shares to the Treasury for the year 1995.(2) The European Investors also claim that an undetermined amount of 1996 shares belonging to the Condit Family should be returned to the Treasury. The European Investors have threatened litigation in an effort to foist their interpretation of Section 2.5 of the Exchange Agreement on TEC and the Condits.

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(2)  In 1999, TEC implemented a 7 for 1 reverse share split. Hence, the European
     Investors' demand is the equivalent of nearly 8,000,000 pre-reverse split shares.


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         THE GUARANTEE FEES CONTROVERSY

         11. TEC Corp. operating through its wholly-owned subsidiary, TECI, generates its revenues from sales of new and used equipment (wholegoods), sales of parts and service, and the rental of equipment. Having adequate equipment and parts inventories at TEC's agricultural equipment stores is vital to meeting its customer needs and is critical to achieving sales objectives. Accordingly, TEC attempts to maintain at each store, or have readily available at other stores in its network, sufficient inventory to satisfy anticipated customer needs.

         12. TEC requires cash for financing its inventories of wholegoods and replacement parts, acquisitions of additional retail locations and capital expenditures. TEC meets these liquidity requirements primarily through cash flow generated from operating activities, floor plan financing and borrowing under credit agreements with Deere, Deere Credit, Agricredit, EDCO, Transamerica and commercial banks. Floor plan financing from Deere and Deere Credit represents the primary source of financing for wholegoods inventories, particularly for equipment supplied by Deere. The majority shareholders of TEC Corp., i.e., the Condit Family, personally guarantee the financing, as required by Deere.

         13. In 1997, subsequent to the execution of the Exchange Agreement, the Board of Directors of TEC Corp. decided that members of the Condit family should be paid non-cash guarantee fees in the form of stock options, in return for the personal guarantees of TEC Corp.'s indebtedness, which guarantees were required by some of TEC Corp.'s major creditors, particularly Deere and Deere Credit. TEC Corp. undertook this obligation because the Condits were being required to incur an increasingly significant personal financial risk in order to support TEC Corp.'s core operations, for which they were otherwise receiving no consideration and for which TEC Corp. and the other shareholders, including the European Investors, were enjoying a


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"free ride" or a substantial benefit received without any consideration. TEC
Corp.'s Board of Directors properly determined that the personal guarantees by the Condits benefited TEC and all of its stockholders, including the European Investors, by allowing TEC to obtain the financing necessary for its operations.

         14. The guarantee fee is fair and reasonable compensation for the personal guarantee provided by the Condit family on the outstanding debts of TEC, and is comparable to fees normally paid to unrelated parties for similar guarantees. Indeed, the value of the guarantee fee options received by the Condits is less than 1% of the amount of debt they have personally guaranteed. In short, the fee is fair compensation to the Condits for risking their personal assets for the benefit of all TEC Corp. shareholders, including the European Investors.
         15. However, the European Investors have threatened litigation, stating that they believe that the guarantee fee is inappropriate and should be terminated and/or annulled. The European Investors claim that the existing stock options granted to the Condits in exchange for the guarantee should be cancelled and that the non-cash charges reflected on TEC's financial statements for the years 1997, 1998, and 1999 should be reversed.

                              FIRST CAUSE OF ACTION

                  DECLARATORY RELIEF REGARDING RETURN OF SHARES

         16. Paragraphs 1 through 15 are incorporated as if fully set forth herein.

         17. The Condit Family requests that the Court declare that they are not required to return any of their shares of stock in TEC Corp. to the treasury of TEC Corp. for the years 1995 and 1996.


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                             SECOND CAUSE OF ACTION

                   DECLARATORY RELIEF REGARDING GUARANTEE FEES

         18. Paragraphs 1 through 17 are incorporated as if fully set forth herein.

         19. TEC and the Condits request that the Court declare the non-cash guarantee fee to be fair, reasonable, and just compensation to the Condit Family for guaranteeing the indebtedness of TEC Corp. with their personal assets for the benefit of the corporation and all shareholders, including the European Investors. TEC and the Condits further request that the Court declare that the guarantee fees do not constitute a breach of any duty owed by TEC or the Condits to the European Investors or any other stakeholder in TEC, and do not constitute waste of the corporate assets of TEC Corp.

                                ATTORNEY'S FEES

         20. TEC and the Condits have retained legal counsel to represent them in this action and have agreed to pay reasonable and necessary attorney's fees. An award of reasonable and necessary attorney's fees to the plaintiffs would be equitable and just and, therefore, authorized by Section 37.009 of the Civil Practice and Remedies Code.

                               PRAYER FOR RELIEF

         WHEREFORE, the plaintiffs request that the defendants be cited to appear and answer herein, and that on final hearing, the plaintiffs have judgment as follows:

1. A declaration that no return of shares by the Condit Family is required under the Exchange Agreement for the years 1995 and 1996.

2. A declaration that the non-cash guarantee fee is fair, just and reasonable compensation to the Condit Family for guaranteeing the indebtedness of TEC and in accord with proper business practices.

3. A declaration that the guarantee fees paid to the Condit Family do not constitute a waste of corporate assets or a breach of any duty to the European Investors.


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4.   Awarding plaintiffs reasonable and necessary attorney fees.

5.   Awarding plaintiffs costs of suit.

6. Awarding plaintiffs such other and further relief to which they may be justly entitled.

                              Respectfully submitted,


                              AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.
                              300 Convent Street, Suite 1500
                              San Antonio, Texas 78205
                              Telephone:  (210) 281-7000
                              Telecopier:  (210) 224-2035

                              /s/ David R. Nelson
                              -------------------------------------------
                              DANIEL MCNEEL LANE, JR.
                              State Bar No. 00784441
                              DAVID R. NELSON
                              State Bar No. 00795556
                              TYLER GATES MERCER
                              State Bar No. 00798372

                              ATTORNEYS FOR TEXAS EQUIPMENT CORPORATION
                              AND TEXAS EQUIPMENT CORPORATION, INC.,

                              THE LAW OFFICE OF MICHAEL H. CARPER
                              1102  Main Street
                              Lubbock, Texas 79401
                              Telephone: (806) 747-3016
                              Telecopier: (806) 747-8411


                              /s/ Michael H. Carper
                              -------------------------------------------
                              MICHAEL H. CARPER
                              State Bar No.  03854100

                              ATTORNEY FOR PAUL CONDIT, PAUL CONDIT II,
                              JOHN CONDIT, JEFFREY CONDIT, AND
                              THE CONDIT FAMILY TRUST




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